Exhibit 99.1
Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Third Quarter 2025 Results
And Adjusts And Narrows 2025 Guidance

Philadelphia, PA, October 22, 2025 — Brandywine Realty Trust (NYSE:BDN) today reported its financial and operating results for the three and nine-month periods ended September 30, 2025.
Management Comments
“We are pleased with our 2025 business plan progress highlighted by achieving the midpoint of our speculative revenue target and many of our operating objectives,” said Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “We continue to have one of the office sectors lowest forward lease expiration schedule with only 4.9% of revenues  expiring through 2026.  The pipeline for our commercial development projects remains strong at 1.6 million square feet with 75,000 in active lease negotiations.  Our two residential developments, Solaris at Uptown ATX and Avira at Schuylkill Yards are both 99% leased. Liquidity remains in excellent shape with no outstanding balance on our $600 million  unsecured line of credit and $75 million of cash on hand.  We recently issued $300 million of 5 year unsecured notes at 6.125% and used the majority of those proceeds to prepay a $245 million secured loan scheduled to mature in February 2028. As a result we unencumbered approximately $45 million of net operating income and, once again, have a fully unencumbered wholly owned operating portfolio. This early prepayment will generate a fourth quarter earnings charge approximating $12.3 million or $0.07 per share. As a first step in recapitalizing our development joint ventures, we acquired our partner’s preferred equity interest in 3025 JFK for $70.5 million. Our 2025 business plan contemplated proceeding with recapitalizing several projects once stabilization occurred and capital market conditions improved. While we believe additional recapitalizations will occur, the timing of those transactions has been delayed. We are revising and narrowing our 2025 FFO guidance range to $0.51 to $0.53 per share to reflect the $0.07 per share prepayment charge and the impact of the development recapitalization occurring in late 2025 or 2026.”
Third Quarter Highlights

Financial Results

•Net loss available to common shareholders: $(26.2) million, or $(0.15) per share.
•Funds from Operations (FFO): $28.0 million, or $0.16 per diluted share.
Portfolio Results

•Core Portfolio: 88.8% occupied and 90.4% leased.
•New and Renewal Leases Signed: 164,000 square feet in our wholly-owned portfolio and 343,000 square feet including our joint ventures.
•Tenant Retention Ratio: 68%.
•Rental Rate Mark-to-Market: Decreased (1.8)% on an accrual basis and (4.8)% on a cash basis.
•Same Store NOI: Increased 1.4% on an accrual basis and 2.1% on a cash basis.

Disposition Activity

•On August 25, 2025, we completed the sale of a 223,000 square foot property located in Austin, Texas for a gross sales price of $55.1 million, or $247 per square foot. The property was 70% occupied at the time of sale.

Joint Venture Activity

•In October 2025, we acquired our partners preferred equity interest in 3025 JFK, located in Philadelphia, Pennsylvania for $70.5 million, which was funded with cash-on-hand.  In connection with the redemption, we are assuming the existing $178 million secured construction loan that matures in July 2026.  As a result of the transaction, 3025 JFK is a wholly owned asset and will be consolidated in our fourth quarter results.  The 200,000 square foot office component of 3025 JFK is 92% leased and 24% occupied and the residential component, totaling 326 apartment units, is 98% occupied.

Finance/Capital Markets Activity

•On July 23, 2025, we repaid our construction loan related to 155 King of Prussia Road in Radnor, Pennsylvania. The outstanding principal loan balance was $43.6 million and was funded with cash on-hand.
•As previously announced, we issued $300 million of 6.125% guaranteed notes due 2031 (the “Notes”) in an unwritten public offering. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2026. The Notes were offered to investors at a price of 100% of their principal amount and closed October 3, 2025. The net proceeds from the offering totaled approximately $296.3 million and were used to repay our consolidated secured debt loan totaling $245 million and were used for general corporate purposes.
•On October 6, 2025, we repaid our $245 million secured term loan due February 2028. During the fourth quarter, we will recognize a $12.3 million, or $0.07 per share, loss on debt extinguishment as a result of the repayment. After the repayment, all of our wholly-owned properties are now unencumbered.
•As of September 30, 2025, we had no outstanding balance on our $600.0 million unsecured revolving credit facility.
•As of September 30, 2025, we had $75.5 million of cash and cash equivalents on-hand.

Results for the Three and Nine-Month Periods Ended September 30, 2025

Net loss allocated to common shareholders totaled $(26.2) million or $(0.15) per share in the third quarter of 2025 compared to a net loss of $(165.5) million or $(0.96) per diluted share in the third quarter of 2024. Our 2024 results include impairment losses totaling $(161.4) million, or $(0.93) per share.
FFO available to common shareholders and units in the third quarter of 2025 totaled $28.0 million or $0.16 per diluted share versus $39.8 million or $0.23 per diluted share in the third quarter of 2024. Our third quarter 2025 payout ratio ($0.15 common share distribution / $0.16 FFO per diluted share) was 93.8%.
Net loss allocated to common shareholders and units totaled $(142.6) million or $(0.82) per share for the first nine months of 2025 compared to net loss of $(152.3) million or $(0.88) per diluted share in the first nine months of 2024. Our 2025 results include non-cash impairment charges totaling $63.4 million, or $(0.37) per share, related to portfolio assets located in Austin, Texas. Our 2024 results include impairment losses totaling $(167.8) million or $(0.97) per share and one-time, non-cash income related to the reversal of our negative investment balance in an unconsolidated joint venture totaling $53.8 million, or $0.31 per share.
Our FFO available to common shareholders and units for the first nine months of 2025 totaled $78.8 million, or $0.44 per diluted share compared to FFO available to common shareholders and units of $119.0 million, or $0.68 per diluted share, for the first nine months of 2024. Our first nine months 2025 FFO payout ratio ($0.45 common share distribution / $0.44 FFO per diluted share) was 102.3%.

Operating and Leasing Activity

In the third quarter of 2025, our Net Operating Income (NOI), excluding termination revenues, bad debt expense and other income items, increased 1.4% on an accrual basis and increased 2.1% on a cash basis for our 59 same store properties, which were 88.7% and 86.4% occupied on September 30, 2025 and 2024, respectively.
We leased approximately 164,000 square feet and commenced occupancy on 451,000 square feet during the third quarter of 2025. The third quarter occupancy activity includes 257,000 square feet of renewals, 35,000 square feet of expansions and 159,000 square feet of new leases. We have an additional 182,000 square feet of executed new leasing scheduled to commence subsequent to September 30, 2025.
Our tenant retention ratio was 68% in our core portfolio with net absorption of 21,000 square feet during the third quarter of 2025. Third quarter accrual rental rate growth decreased (4.6)% on our renewal leasing and increased 9.3% on new leasing.
At September 30, 2025, our core portfolio of 60 properties comprising 11.3 million square feet was 88.8% occupied and 90.4% leased (reflecting new leases commencing after September 30, 2025) as of October 17, 2025.
Distributions

On September 26, 2025, our Board of Trustees declared a quarterly dividend distribution of $0.08 per common share that will be paid on October 23, 2025 to shareholders of record as of October 9, 2025.
2025 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are adjusting our 2025 loss per share guidance from $(0.96) - $(0.90) per share to $(1.05) - $(1.03) per share and our 2025 FFO guidance from $0.60 - $0.66 per diluted share to $0.51 - $0.53 per diluted share. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2025 FFO and earnings per diluted share:

Guidance for 2025		Range

Loss per diluted share allocated to common shareholders	$(1.05)	to	$(1.03)
Plus: real estate depreciation, amortization	1.19		1.19
Plus: real estate impairment	0.37		0.37
FFO per diluted share	$0.51	to	$0.53

Our 2025 FFO key operating and capital market assumptions include:
•Year-end Core Occupancy Range: 88 - 89%;
•Year-end Core Leased Range: 89 - 90%;
•Rental Rate Mark-to-Market (accrual): 3.8 - 4.2%;
•Rental Rate Mark-to-Market (cash): (2.0) - (1.5)%;
•Same Store (accrual) NOI Range: 0 - 1%;
•Same Store (cash) NOI Range: 2 - 3%;
•Speculative Revenue Target: $27.0 - $28.0 million, $27.3 million achieved;
•Tenant Retention Rate Range: 62 - 63%;
•Property Acquisition Activity: In October, we acquired 3025 JFK through the redemption of our partners preferred interest for $70.5 million;
•Property Sales Activity (excluding land): $72.7 million complete;
•Development Starts: One Start; one development start commenced;
•Financing Activity:

◦Repaid our $70 million unsecured term loan on the scheduled February 2025 maturity date
◦Repaid our $50.0 million construction loan (scheduled to mature August 2026)
◦Received gross proceeds totaling $159.0 million from an unsecured bond reissuance at a 7.039% yield
◦Issued $300.0 million 5-year unsecured bonds at 6.125%
◦Repaid $245.0 million secured loan with a 5.875% yield and a February 2028 maturity date;
•Share Buyback Activity: None; and
•Annual earnings and FFO per diluted share based on 179.0 million fully diluted weighted average common shares.
Except as outlined in our 2025 business plan included in the Supplemental Information Package, our estimates do not include (1) possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, (2) the impacts of any other capital markets activity, (3) future write-offs or reinstatements of accounts receivable and accrued rent balances, or (4) future impairment charges. EPS estimates may fluctuate based on several factors, including changes in the recognition of depreciation and amortization expense, impairment losses on depreciable real estate, and any gains or losses associated with disposition activity. Management is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate, or gains or losses associated with disposition activities or depreciable real estate. For a complete definition of FFO and statements of the reasons why management believes FFO provides useful information to investors, see page 43 in our third quarter supplement information package. There can be no assurance that our actual results will not differ materially from the estimates set forth below.
About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in Philadelphia, PA and Austin, TX. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 120 properties and 18.9 million square feet as of September 30, 2025. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together. For more information, please visit www.brandywinerealty.com.
Conference Call and Audio Webcast
We expect to host our third quarter conference call on Thursday October 23, 2025 at 9:00 a.m. Eastern Time. To access the conference call by phone, please visit this link here, and you will be provided with dial in details. A live webcast of the conference call will also be available on the Investor Relations page of our website at www.brandywinerealty.com.
Supplemental Information
We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The supplemental information is available via our website www.brandywinerealty.com, through the “Investor Relations” section.
Looking Ahead – Fourth Quarter 2025 Conference Call
We expect to release our fourth quarter 2025 earnings on Tuesday, February 3, 2026 after the market close and expect to host our fourth quarter 2025 conference call on Wednesday, February 4, 2026 at 9:00 a.m. Eastern. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.
Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements, including our 2025 Guidance and our 2025 Business Plan and expectations for timing and terms of developments, sales and capital activities, are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and not within our control. Such risks, uncertainties and contingencies include, among others: reduced demand for office space and pricing pressures, including from competitors, changes to tenant work patterns that could limit our ability to lease space or set rents at expected levels or that could lead to declines in rent; uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital or that delay receipt of future debt financings and refinancings; the effect of inflation and interest rate fluctuations, including on the costs of our planned debt financings and refinancings; the potential loss or bankruptcy of tenants or the inability of tenants to meet their rent and other lease obligations; risks of acquisitions and dispositions, including unexpected liabilities and integration costs; delays in completing, and cost overruns incurred in connection with, our developments and redevelopments; disagreements with joint venture partners; unanticipated operating and capital costs; uninsured casualty losses and our ability to obtain adequate insurance, including coverage for terrorist acts; additional asset impairments; our dependence upon certain geographic markets; changes in governmental regulations, tax laws and rates and similar matters; unexpected costs of REIT qualification compliance; costs and disruptions as the result of a cybersecurity incident or other technology disruption; reliance on key personnel; and failure to maintain an effective system of internal control, including internal control over financial reporting. The declaration and payment of future dividends (both timing and amount) is subject to the determination of our Board of Trustees, in its sole discretion, after considering various factors, including our financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Our Board’s practice regarding declaration of dividends may be modified at any time and from time to time. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2024. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.
Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO and NOI are non-GAAP financial measures, we believe that FFO and NOI calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.
Funds from Operations (FFO)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. We generally consider FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.
Net Operating Income (NOI)
NOI (accrual basis) is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interest in property partnerships. In some cases we also present NOI on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company's liquidity or its ability to make distributions. We believe NOI is a useful measure for evaluating the operating performance of our properties, as it excludes certain components from net income available to common shareholders in order to provide results that are more closely related to a property's results of operations. We use NOI internally to evaluate the performance of our operating segments and to make decisions about resource allocations. We concluded that NOI provides useful information to investors regarding our financial condition and results of operations, as it reflects only the income and expense items incurred at the property level, as well as the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis.
Same Store Properties
In our analysis of NOI, particularly to make comparisons of NOI between periods meaningful, it is important to provide information for properties that were in-service and owned by us throughout each period presented. We refer to properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by us through the end of the latest period presented as Same Store Properties. Same Store Properties therefore exclude properties placed in-service, acquired, repositioned, held for sale or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired for that property to be included in Same Store Properties.
Core Portfolio
Our core portfolio is comprised of our wholly-owned properties, excluding any properties currently in development, re-development, recently completed not yet stabilized, re-entitlement or held for sale.
Speculative Revenue
Speculative Revenue represents the amount of rental revenue the company projects to be recorded during the current calendar year from new and renewal leasing activity in its core portfolio that has yet to be executed as of the beginning of the year. This revenue is primarily attributable to the absorption of core portfolio square footage that was either vacant at the beginning of the year or the renewal of existing tenants due to expire during the current year.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
ASSETS
Real estate investments:
Operating properties	$3,265,410	$3,374,780
Accumulated depreciation	(1,234,678)	(1,171,803)
Right of use asset - operating leases, net	17,957	18,412
Operating real estate investments, net	2,048,689	2,221,389
Construction-in-progress	94,635	94,628
Land held for development	73,395	81,318
Prepaid leasehold interests in land held for development, net	27,762	27,762
Total real estate investments, net	2,244,481	2,425,097
Cash and cash equivalents	75,478	90,229
Restricted cash and escrow	1,050	5,948
Accounts receivable	15,493	12,703
Accrued rent receivable, net of allowance of $424 and $909 as of September 30, 2025 and December 31, 2024, respectively	183,153	184,312
Investment in unconsolidated real estate ventures	594,203	570,455
Deferred costs, net	77,449	84,317
Intangible assets, net	3,845	5,505
Other assets	124,249	113,647
Total assets	$3,319,401	$3,492,213
LIABILITIES AND BENEFICIARIES' EQUITY
Secured debt, net	$243,171	$275,338
Unsecured term loan, net	249,288	318,949
Unsecured senior notes, net	1,776,991	1,618,527
Accounts payable and accrued expenses	128,485	129,717
Distributions payable	14,108	26,256
Deferred income, gains and rent	16,041	35,414
Intangible liabilities, net	6,536	7,292
Lease liability - operating leases	23,676	23,546
Other liabilities	14,203	12,587
Total liabilities	$2,472,499	$2,447,626
Brandywine Realty Trust's Equity:
Common Shares of Brandywine Realty Trust's beneficial interest, $0.01 par value; shares authorized 400,000,000; 173,699,039 and 172,665,995 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1,734	1,724
Additional paid-in-capital	3,198,013	3,182,621
Deferred compensation payable in common shares	23,069	20,456
Common shares in grantor trust, 1,583,000 and 1,221,333 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	(23,069)	(20,456)
Cumulative earnings	641,936	783,499
Accumulated other comprehensive income (loss)	(1,556)	2,521
Cumulative distributions	(2,998,577)	(2,931,730)
Total Brandywine Realty Trust's equity	841,550	1,038,635
Noncontrolling interests	5,352	5,952
Total beneficiaries' equity	$846,902	$1,044,587
Total liabilities and beneficiaries' equity	$3,319,401	$3,492,213

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Rents	$114,742	$117,958	$343,366	$354,975
Third party management fees, labor reimbursement and leasing	4,540	6,093	15,242	17,685
Other	2,135	7,731	4,896	10,952
Total revenue	121,417	131,782	363,504	383,612
Operating expenses
Property operating expenses	31,412	31,900	96,303	95,532
Real estate taxes	11,647	11,892	34,586	37,019
Third party management expenses	2,350	2,487	7,467	7,456
Depreciation and amortization	43,005	44,301	131,120	133,530
General and administrative expenses	7,841	12,681	34,636	32,726
Provision for impairment	—	37,980	63,369	44,407
Total operating expenses	96,255	141,241	367,481	350,670
Gain on sale of real estate
Net gain on disposition of real estate	35	—	3,008	—
Total gain on sale of real estate	35	—	3,008	—
Operating income (loss)	25,197	(9,459)	(969)	32,942
Other income (expense):
Interest and investment income	1,238	639	3,274	2,572
Interest expense	(32,914)	(30,561)	(97,104)	(85,104)
Interest expense - amortization of deferred financing costs	(1,336)	(1,247)	(3,763)	(3,753)
Equity in loss of unconsolidated real estate ventures	(18,183)	(125,862)	(43,526)	(153,957)
Net gain on real estate venture transactions	—	770	183	54,503
Gain on early extinguishment of debt	—	—	—	941
Net loss before income taxes	(25,998)	(165,720)	(141,905)	(151,856)
Income tax provision	—	—	(85)	(11)
Net loss	(25,998)	(165,720)	(141,990)	(151,867)
Net loss attributable to noncontrolling interests	79	500	427	452
Net loss attributable to Brandywine Realty Trust	(25,919)	(165,220)	(141,563)	(151,415)
Nonforfeitable dividends allocated to unvested restricted shareholders	(313)	(276)	(1,064)	(889)
Net loss attributable to Common Shareholders of Brandywine Realty Trust	$(26,232)	$(165,496)	$(142,627)	$(152,304)
PER SHARE DATA
Basic loss per Common Share	$(0.15)	$(0.96)	$(0.82)	$(0.88)
Basic weighted average shares outstanding	173,699,312	172,668,731	173,385,330	172,480,325
Diluted loss per Common Share	$(0.15)	$(0.96)	$(0.82)	$(0.88)
Diluted weighted average shares outstanding	173,699,312	172,668,731	173,385,330	172,480,325

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to common shareholders	$(26,232)	$(165,496)	$(142,627)	$(152,304)
Add (deduct):
Net loss attributable to noncontrolling interests - LP units	(78)	(497)	(426)	(455)
Nonforfeitable dividends allocated to unvested restricted shareholders	313	276	1,064	889
Net (gain) loss on real estate venture transactions	305	(7,929)	107	(61,662)
Net gain on disposition of real estate	(35)	—	(3,008)	—
Provision for impairment	—	37,426	63,369	43,853
Company's share of impairment of an unconsolidated real estate venture	—	123,376	—	123,376
Depreciation and amortization:
Real property	37,786	38,584	114,878	116,069
Leasing costs including acquired intangibles	4,439	4,862	13,842	14,785
Company’s share of unconsolidated real estate ventures	11,876	9,636	32,657	35,782
Partners’ share of consolidated real estate ventures	(6)	(6)	(13)	(6)
Funds from operations	$28,368	$40,232	$79,843	$120,327
Funds from operations allocable to unvested restricted shareholders	(337)	(420)	(1,037)	(1,306)
Funds from operations available to common share and unit holders (FFO)	$28,031	$39,812	$78,806	$119,021
FFO per share - fully diluted	$0.16	$0.23	$0.44	$0.68
Weighted-average shares/units outstanding — fully diluted	178,984,473	175,997,959	178,630,855	175,238,507
Distributions paid per common share	$0.08	$0.15	$0.38	$0.45
FFO payout ratio (distributions paid per common share/FFO per diluted share)	50%	65%	86%	66%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – 3rd QUARTER
(unaudited and in thousands)

Of the 63 properties owned by the Company as of September 30, 2025, a total of 59 properties ("Same Store Properties") containing an aggregate of 11.1 million net rentable square feet were owned for the entire three months ended September 30, 2025 and 2024. As of September 30, 2025, two properties were recently completed and two properties were in development/redevelopment. The Same Store Properties were 88.7% and 86.4% occupied as of September 30, 2025 and 2024, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended September 30,
	2025	2024
Revenue
Rents	$105,854	$102,367
Other	300	242
Total revenue	106,154	102,609
Operating expenses
Property operating expenses	27,912	26,221
Real estate taxes	10,874	9,983
Net operating income	$67,368	$66,405
Net operating income - percentage change over prior year	1.5%
Net operating income, excluding other items (1)	$67,003	$66,085
Net operating income, excluding other items - percentage change over prior year	1.4%
Net operating income	$67,368	$66,405
Straight line rents & other	(45)	(469)
Above/below market rent amortization	(164)	(171)
Amortization of tenant inducements	221	211
Non-cash ground rent expense	235	239
Cash - Net operating income	$67,615	$66,215
Cash - Net operating income - percentage change over prior year	2.1%
Cash - Net operating income, excluding other items (1)	$67,073	$65,718
Cash - Net operating income, excluding other items - percentage change over prior year	2.1%
	Three Months Ended September 30,
	2025	2024
Net income (loss):	$(25,998)	$(165,720)
Add/(deduct):
Interest and investment income	(1,238)	(639)
Interest expense	32,914	30,561
Interest expense - amortization of deferred financing costs	1,336	1,247
Equity in loss of unconsolidated real estate ventures	18,183	125,862
Net gain on real estate venture transactions	—	(770)
Net loss on disposition of real estate	(35)	—
Depreciation and amortization	43,005	44,301
General & administrative expenses	7,841	12,681
Provision for impairment	—	37,980
Consolidated net operating income	76,008	85,503
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(8,640)	(19,098)
Same store net operating income	$67,368	$66,405

(1) - Other items represent termination fees and bad debt expense and other income.

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – Nine MONTHS
(unaudited and in thousands)

Of the 63 properties owned by the Company as of September 30, 2025, a total of 59 properties ("Same Store Properties") containing an aggregate of 11.1 million net rentable square feet were owned for the entire nine months ended September 30, 2025 and 2024. As of September 30, 2025, two properties were recently completed, and two properties were in development/redevelopment. The Same Store Properties were 88.7% and 86.4% occupied as of September 30, 2025 and 2024, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Nine Months Ended September 30,
	2025	2024
Revenue
Rents	$314,376	$307,225
Other	788	662
Total revenue	315,164	307,887
Operating expenses
Property operating expenses	84,186	79,468
Real estate taxes	31,330	30,871
Net operating income	$199,648	$197,548
Net operating income - percentage change over prior year	1.1%
Net operating income, excluding other items (1)	$198,216	$197,859
Net operating income, excluding other items - percentage change over prior year	0.2%
Net operating income	$199,648	$197,548
Straight line rents & other	757	(5,848)
Above/below market rent amortization	(492)	(543)
Amortization of tenant inducements	666	557
Non-cash ground rent expense	710	722
Cash - Net operating income	$201,289	$192,436
Cash - Net operating income - percentage change over prior year	4.6%
Cash - Net operating income, excluding other items (1)	$199,273	$191,977
Cash - Net operating income, excluding other items - percentage change over prior year	3.8%
	Nine Months Ended September 30,
	2025	2024
Net income (loss):	$(141,990)	$(151,867)
Add/(deduct):
Interest income	(3,274)	(2,572)
Interest expense	97,104	85,104
Interest expense - amortization of deferred financing costs	3,763	3,753
Equity in loss of unconsolidated real estate ventures	43,526	153,957
Net gain on real estate venture transactions	(183)	(54,503)
Gain on early extinguishment of debt	—	(941)
Depreciation and amortization	131,120	133,530
General & administrative expenses	34,636	32,726
Income tax provision	85	11
Provision for impairment	63,369	44,407
Consolidated net operating income	225,148	243,605
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(25,500)	(46,057)
Same store net operating income	$199,648	$197,548

(1) - Other items represent termination fees and bad debt expense and other income.